CHEETAH OIL & GAS LTD. ANNOUNCES PURCHASE OF
PRODUCING OIL & GAS ASSETS

2009-04-07 - News Release

VANCOUVER, BRITISH COLUMBIA -- (BUSINESS WIRE) – 04/07/09

On April 3rd Cheetah Oil & Gas (the Company) agreed to purchase producing Oil & Gas Assets in the State of Mississippi.

Cheetah has acquired an 8% WI in the Belmont Lake field which has current production of 130 bbl/d of light oil from two producing wells. This field has proven reserves of 400,000 bbl’s of oil and is open to further development and exploration upside.

Included in the purchase is an option to drill wells on over 132,000 acres of exploration lands that have extensive existing 2-D and 3-D seismic coverage. The project operators have identified multiple targets for potential future drilling. The company has a 40% WI in the option on these exploration wells over these lands.

The Total Purchase price of the assets was about $186,000 this works out to a flowing bbl metric of less than $18,000.00 under $6.00 per barrel of proven reserves per the company’s 8% WI.

Management is very pleased with the Belmont Lake acquisition as it continues its transition towards becoming a producing oil & gas company. Not only does the Belmont Lake project provide us with immediate cash flow but there are proven probable development locations that will increase production and cash flow by a significant amount once developed.

The Company continues to evaluate North American energy projects that are reasonably obtainable and can deliver long term value to shareholders and will announce to the market place when such deals are completed.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things the acquisition of any additional Oil & Gas assets for creating and enhancing shareholder value.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration, changes in the commodities market; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-Q and other current reports filed from time-to-time with the Securities and Exchange Commission.

Contacts:
Cheetah Oil & Gas Ltd.
Robert McAllister
President
PH 250.870.2219
Email: kameo300@gmail.com
Website: www.cheetahoil.com